EMPLOYMENT AGREEMENT


DATE:	  	October 1, 1999

PARTIES:	Techne Corporation, a
		Minnesota Corporation
		614 McKinley Place N.E.
		Minneapolis, Minnesota  55413

		Timothy M. Heaney
		4013 Roanoke Circle
		Golden Valley, MN  55422

AGREEMENTS:

                                    ARTICLE 1.
                    TERM OF EMPLOYMENT:  DUTIES AND SUPERVISION

	1.1)	Parties.  The parties to this agreement are Timothy M. Heaney
("Employee") and Techne Corporation ("Techne"). As used herein, "Company" refers to Techne Corporation and its subsidiaries including Research and Diagnostic Systems, Inc. ("R&D"), unless specifically provided otherwise. All of the rights and obligations created by this Agreement may be performed by or enforced by or against the Company or R&D or other appropriate subsidiary.

	1.2)	Term of Employment.  The Company hereby employs Employee as Vice
President and General Counsel of the Company and of R&D for the term beginning October 1, 1999 and continuing through September 30, 2002 unless employment terminates earlier as provided in Article 5 hereof.

	1.3)	Duties and Supervision.  During the term of this Agreement,
Employee agrees to devote his full time and best efforts to the business and affairs of the Company, and to perform such services and duties Employee may from time to time be assigned by the Company, and specifically its President. It is intended that immediately following the next annual meeting of shareholders of Techne, Employee shall be elected a director of Techne by its Board of Directors.


                                      ARTICLE 2.
                                    COMPENSATION

	2.1)	Salary.  During the balance of the Company's fiscal year 2000,
i.e., October 1, 1999 through June 30, 2000, the Company shall pay to Employee as base compensation for services to be rendered hereunder compensated at an annual rate of $175,000, to be paid semi-monthly or in accordance with the usual payroll practices of the Company. Each subsequent fiscal year during the term of Employee's employment by the Company, under this Agreement, Employee's salary shall be reviewed but not reduced by the President and the Compensation Committee of the Board of Directors of the Company.

	2.2)	Management Incentive Bonus Plan.  During each year of the term of Employee's employment, Employee shall be eligible to earn a bonus equal to 40%, as herein defined, of his base compensation. The performance standards for earning such bonus shall be established annually by the President and Compensation Committee of the Board of Directors of the Company but the eligibility for a 40% bonus shall not be amended during the term of this Agreement except with the consent of Employee. At least one-half of such bonus shall be paid in the form of stock options with an aggregate exercise price equal to such one-half of the bonus amount. Such options are to be granted on July 1 immediately after the close of the fiscal year and the exercise price is to be based on the market price of the Company's Common Stock at the close of the fiscal year. The other one-half of any bonus earned may be taken, at the election of the Employee, either in cash or in additional stock options with an exercise price equal to 170% of such one-half of the bonus amount. Bonuses shall be based on the Company's fiscal year and shall be pro rated for any year in which the Employee is employed only part of the fiscal year.

	2.3)	Other Employee Compensation and Benefits.  In addition to the compensation and benefits provided to Employee in Sections 2.1 and 2.2 hereof, Employee shall be entitled to participate in other employee compensation and benefit plans from time to time established by the Company and made available generally to all employees. Employee shall participate in such compensation and benefit plans on an appropriate and comparable basis determined by the Board of Directors by reference to all other employees eligible for participation. With regard to all insured benefits to be provided to Employee, benefits shall be subject to due application by Employee, the Company has no obligation to pay insured benefits directly and such benefits are payable to Employee only by the insurers in accordance with their policies. Employee shall not be reimbursed for unused personal days or sick days. In determining Employee's eligibility for participation in Employee compensation and benefits plans, Employee shall be given credit for, i.e., considered to have been employed by the Company for, the period during which he has served as legal counsel to the Company unless such prior service credit is prohibited by law as to a particular benefit, in which case he shall be paid the equivalent of the benefit as additional cash compensation. Tim will be granted 3wks. Vacation initially & 4 weeks after 5 yrs. of service.


                                       ARTICLE 3.
                               PAYMENT OF CERTAIN EXPENSES

	3.1)	Business Expenses.  In order to enable Employee to better
perform the services required of him hereunder, the Company shall pay or reimburse Employee for business expenses in accordance with policies to be determined from time to time by the Board of Directors. Employee agrees to submit documentation of such expenses as may be reasonably required by Company. Eligible business expenses shall include annual attorney registration fees and reasonable expenses of earning credits to meet continuing legal education requirements.


                                       ARTICLE 4.
                     INVENTIONS, PROPRIETARY INFORMATION AND COMPETITION

	4.1)	Prior Agreement.  Neither the execution of this Agreement nor any provision in it shall be interpreted as rescinding or revoking the Employee Agreement With Respect To Inventions, Proprietary Information, and Unfair Competition previously entered into between the Company and Employee as of October 1, 1999 (the "Prior Agreement"). The Company and Employee hereby agree that the terms of such Prior Agreement shall apply to all businesses of the Company, including not only business conducted by the Company but also to business conducted through Techne or any subsidiary or venture of Techne now existing or hereafter created. The termination of this Employment Agreement shall not terminate Employee's obligations under the Prior Agreement.


                                       ARTICLE 5.
                                      TERMINATION

        5.1)    Events of Termination.  Employee's employment shall terminate as follows:

		(A)	By mutual written agreement of the parties.

		(B)	Upon death of Employee.

		(C)	Employee may terminate his employment at any time upon
written notice provided to the Board of Directors at least 90 days prior to the effective date of termination.

		(D)	The Company may terminate Employee's employment as
follows:

		(i)	In the event of the merger, sale of the business, or
change in control of the Company, provided that the salary and bonus continuation provisions of Article 6.1 of this Agreement are met.

		(ii) 	By written notice to Employee, the Company may terminate
Employee's employment immediately with cause. For purposes of this Agreement, "cause" shall mean material dishonesty or gross misconduct on the part of Employee in the performance of Employee's duties hereunder, serious breach of Company policies or failure on the part of Employee to perform material duties assigned to Employee by the Company's President or Board of Directors.

		(iii)	Upon the occurrence of physical or mental disability of
Employee to such an extent that Employee is unable to carry on essential functions of Employee's position, with or without reasonable accommodation, and such inability continues for a period of three months.

	5.2)	Records and Files.  In the event of termination of employment of
Employee hereunder, possession of each corporate file and record shall be retained by the Company, and Employee or his heirs, assigns and legal representatives shall have no right whatsoever in any such material, information or property.

                                      ARTICLE 6.
                                 TERMINATION BENEFITS

	6.1)	Termination Benefits.  In the event Employee's employment by the
Company is terminated, voluntarily or involuntarily by the Company, an acquirer or Employee, in connection with a merger, sale or "change in control" of the Company or Techne, Employee shall be paid at the time of such termination an amount equal to eighteen months compensation, including salary, benefits and bonus based on the assumption that all performance criteria would have been met had employment continued. For purposes of this Section 6.1, "change in control" means the acquisition in one or more transactions by a single party, or any number of parties acting in concert, of a majority of the outstanding shares of voting stock of the Company or substantially all of the assets of the Company.


                                      ARTICLE 7.
                                     MODIFICATIONS

	7.1)	Modifications.  Except as provided in Section 4.1 above, this
Agreement supersedes all prior agreements and understandings between the parties relating to the employment of Employee by the Company and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced.


                                      ARTICLE 8.
                             GOVERNING LAW AND SEVERABILITY

	8.1)	Governing Law.  The validity, enforceability, construction and interpretation of this Agreement shall be governed by the laws of the State of Minnesota.

	8.2)	Severability.  If any term of this Agreement is deemed
unenforceable, void, voidable, or illegal, such unenforceable, void, voidable or illegal term shall be deemed severable from all other terms of this Agreement which shall continue in full force and effect and the Company and Employee expressly acknowledge that a court of competent jurisdiction may, at Company's request, modify and thereafter enforce any of the terms, conditions, and covenants contained in this Agreement.


                                      ARTICLE 9.
                                    BINDING EFFECT

        9.1)    Binding Effect.  The breach by the Company of any other
agreement or instrument between the Company and Employee shall not excuse or waive Employee's performance under, or compliance with, this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, his heirs, assigns, and legal representatives. The rights of Employee hereunder are personal and may not be assigned or transferred except as may be agreed to in writing by the Company.


                                     ARTICLE 10.
                                     ARBITRATION

	10.1)	Arbitration.	Any dispute arising out of or relating to this
Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

	IN WITNESS WHEREOF, the parties have executed this Agreement and caused it to be dated as of the day and year first above written.


                                    TECHNE CORPORATION

                                    By: /S/ Thomas E. Oland
                                        -------------------------
                                        Its   President
                                          "Company"



                                    /S/ Timothy M. Heaney
                                    ------------------------
                                    Timothy M. Heaney
                                    "Employee"